Exhibit 99.1

Fred's Announces Second Quarter 2016 Results

Company Also Reports August Sales

MEMPHIS, Tenn.--(BUSINESS WIRE)--August 30, 2016--Fred's, Inc. (NASDAQ: FRED) today reported financial results for the second quarter and six months ended July 30, 2016.

For the second quarter ended July 30, 2016, Fred's net loss totaled $6.9 million or ($0.18) per share compared with a net loss of $4.9 million or ($0.13) per share for the second quarter of last year. For the first six months of 2016, Fred's net loss totaled $5.7 million or ($0.15) per share compared with a net loss of $4.9 million or ($0.13) per share for the same period last year.

Total sales for the second quarter declined 3.0% compared with the second quarter of last year, while total sales for the first half of 2016 increased 2.3% compared with the prior-year period. Comparable store sales for the second quarter declined 2.0% versus an increase of 0.9% in the second quarter last year, while comparable store sales for the first half of 2016 decreased 0.6% versus an increase of 0.7% in the prior-year period.

Separately, the Company also reported sales for the four-week fiscal month ended August 27, 2016. Fred's total sales for the month declined 3.5% to $159.6 million from $165.3 million in August 2015. Comparable store sales for August declined 3% versus an increase of 1.2% in the year-earlier month.

Commenting on the results, Michael K. Bloom, Chief Executive Officer, said, "Looking at the quarter, we are disappointed with the Company's performance, as comparable store sales were down in front store, retail pharmacy and specialty pharmacy. The deleveraging impact of lower-than-plan sales, combined with a decline in gross margin rate for the pharmacy division – driven by generic deflation, reimbursement pressures and unexpected direct and indirect remuneration (DIR) fees – accounted for the quarter's net loss and the revision in guidance for 2016 that we provide later in this release. While we did see progress on initiatives in the front store delivering improved gross margins and operating profit, the headwinds in pharmacy and competitive pressures in the front store were deeper than anticipated. There are some new initiatives that we will be launching in the back half of 2016 that will help set the stage to combat these headwinds. We remain confident that the ongoing plan will result in improved company performance over the long term.

"Retail sales in the front store and pharmacy departments were pressured less in August than in July, but still experienced unfavorable sales trends in categories such as food, beverage, paper and household chemicals," Bloom continued. "Specialty pharmacy comparable sales continued to be affected by the industry-wide slowdown in demand for specialty Hepatitis C drugs and the lag of onboarding new sales people.

"We are at an inflection point as a company," added Bloom. "Our key areas of focus will be to optimize our store fleet and supply chain, focus on markets where we can win, make additional investments in marketing and technology, all to enable growth with discipline. We will take this next 6-12 months to catch up on needed competitive and structural strategies. We can be the best in the rural markets we serve; we know who our customers are and what they need; and we can deliver access to pharmacy and healthcare services as well as a broad, value-based assortment of products. These new areas of focus will help us achieve our goal of generating returns in excess of our cost of capital."

Fred's gross profit for the second quarter of 2016 decreased 2.9% to $128.1 million from $131.9 million in the prior-year period. Gross margin for the quarter remained flat at 24.2% compared to the same quarter last year. Gross profit for the first half of 2016 increased 0.2% to $269.5 million from $269.0 million in the prior-year period. Gross margin for the first half of 2016 deleveraged 50 basis points to 25.0% from 25.5% in the prior-year period. Fred's recorded LIFO adjustment of $0.2 million in the second quarter of 2016, compared with $2.9 million in the same quarter last year. In the first half Fred's recorded LIFO adjustment of $1.1 million compared with $3.3 million last year. During the second quarter, Fred's recorded an unusually high amount of DIR charges in the amount of $4.0 million compared with $2.0 million last year. On a year-to-date basis, DIR fees totaled $4.5 million in 2016 versus $3.4 million last year.

Selling, general and administrative expenses for the quarter, including depreciation and amortization, increased 70 basis points to 26.3% of sales from 25.6% of sales in the prior-year quarter. The deleveraging in expenses for the second quarter was primarily caused by a decrease in sales volume in 2016, partially offset by a decrease in insurance expense as well as a decrease in labor expense mostly due to implementation of pharmacy labor optimization initiatives. Selling, general and administrative expenses for the first half of 2016, including depreciation and amortization, decreased or leveraged 40 basis points to 25.8% of sales from 26.2% of sales in the prior-year period, mainly driven by the growth in specialty pharmacy sales.

For the second quarter of 2016, operating income, which is equivalent to earnings before interest and taxes, or EBIT, a non-GAAP financial measure, decreased to a loss of $10.9 million or (2.1%) of sales compared with a loss of $7.8 million or (1.4%) of sales in the prior-year period. For the first half of 2016, operating income/EBIT decreased to a loss of $8.5 million or (0.8%) of sales compared with a loss of $7.7 million or (0.7%) of sales.

For the second quarter of 2016, adjusted EBITDA, a non-GAAP financial measure that further excludes depreciation and amortization, LIFO expense and stock-based compensation, and non-recurring items, if any, from EBIT, decreased 76% to $1.8 million or 0.3% of sales compared with adjusted EBITDA of $7.3 million or 1.3% of sales in the year-earlier quarter. Adjusted EBITDA for the first six months decreased 8% to $17.4 million or 1.6% of sales in 2016 compared with $18.9 million or 1.8% of sales last year.

The Company provides the following guidance for the second half of 2016, all excluding any further impact from future expenses related to the 2015 data security incident:

  Based on recent sales trends and our near-term outlook, we expect changes in both total sales and comparable store sales to range from negative 1% to a positive 1% for the second half of the year.
  As we initiate additional competitive strategies, we may see a loss per diluted share for the second half of the year in the range of ($0.18) to ($0.23), with the third quarter loss deeper than the fourth quarter loss.
  In the second half of the year, adjusted EBITDA, which excludes the impact of LIFO, stock-based compensation and non-recurring items, if any, is expected to be in the range of $18 million to $21 million dollars versus an adjusted EBITDA of $34.3 million dollars in the prior-year 2nd half.

Fred's, Inc. and subsidiaries operate 651 discount general merchandise stores and three specialty pharmacy-only locations in 15 states in the southeastern United States. Included in the store count are 18 franchised locations. Also, there are 372 full service pharmacy departments located within Fred's stores, including four franchised locations. For more information about the Company, visit Fred's website at www.fredsinc.com.

A public, listen-only simulcast and replay of Fred's second quarter 2016 conference call may be accessed at the Company's web site. The simulcast will begin at approximately 10:00 a.m. Eastern Time today; a replay of the call will be available beginning at approximately 1:00 p.m. Eastern Time and will continue until September 6, 2016.

Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. A reader can identify forward-looking statements because they are not limited to historical facts or they use such words as "outlook," "guidance," "may," "should," "could," "believe," "anticipate," "plan," "expect," "estimate," "forecast," "goal," "intend," "committed," "continue," or "will likely result" and similar expressions that concern the Company's strategy, plans, intentions or beliefs about future occurrences or results. These risks and uncertainties include, but are not limited to, those associated with the Company's announced strategic plan, the ultimate terms of the reworked pharmacy distribution agreement, lease buyouts and the underlying assumptions and projections upon which they are based, as well as risks that intended results may not be achieved or may not occur as quickly as expected; the success of announced acquisition activities and future growth trends in businesses acquired; general economic trends; changes in consumer demand or purchase patterns; delays or interruptions in the flow of merchandise between the Company's distribution centers and its stores or between the Company's suppliers and same; a disruption in the Company's data processing services; cyber-security threats; costs and delays in acquiring or developing new store sites; and the factors listed under "Risk Factors" in the Company's most recent Annual Report on Form 10-K and any subsequent quarterly filings on Form 10-Q filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date made. Fred's undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

FRED'S, INC.
Unaudited Financial Highlights
(In thousands, except per share amounts)

	13 Weeks Ended July 30, 2016	13 Weeks Ended August 1, 2015	Percent Change

Net sales	$529,503	$546,083	(3.0%)
Operating loss	$(10,908)	$(7,778)	(40.2%)
Net loss	$(6,928)	$(4,877)	(42.1%)
Net loss per share, basic and diluted	$(0.18)	$(0.13)	(38.5%)
Average shares outstanding:
Basic	36,760	36,676
Diluted	36,760	36,676

	26 Weeks Ended July 30, 2016	26 Weeks Ended August 1, 2015	Percent Change
Net sales	$1,079,051	$1,055,130	2.3%
Operating loss	$(8,480)	$(7,703)	(10.1%)
Net loss	$(5,672)	$(4,906)	(15.6%)
Net loss per share, basic and diluted	$(0.15)	$(0.13)	(15.4%)
Average shares outstanding:
Basic	36,747	36,586
Diluted	36,747	36,586

FRED'S, INC.
Unaudited Fiscal 2016 Second Quarter Results
(In thousands, except per share amounts)

	13 Weeks Ended July 30, 2016	% of Total	13 Weeks Ended August 1, 2015	% of Total
Net sales	$529,503	100.0%	$546,083	100.0%
Cost of goods sold	401,365	75.8%	414,166	75.8%
Gross profit	128,138	24.2%	131,917	24.2%
Depreciation & amortization	11,761	2.2%	11,508	2.1%
Selling, general and administrative expenses	127,285	24.1%	128,187	23.5%
Operating loss	(10,908)	(2.1%)	(7,778)	(1.4%)
Interest expense, net	610	0.1%	449	0.1%
Loss before income taxes	(11,518)	(2.2%)	(8,227)	(1.5%)
Income tax benefit	(4,590)	(0.9%)	(3,350)	(0.6%)
Net loss	$(6,928)	(1.3%)	$(4,877)	0.9%
Net loss per share, basic and diluted	$(0.18)		$(0.13)
Weighted average shares outstanding:
Basic	36,760		36,676
Diluted	36,760		36,676

	26 Weeks Ended July 30, 2016	% of Total	26 Weeks Ended August 1, 2015	% of Total
Net sales	$1,079,051	100.0%	$1,055,130	100.0%
Cost of goods sold	809,591	75.0%	786,122	74.5%
Gross profit	269,460	25.0%	269,008	25.5%
Depreciation & amortization	23,324	2.2%	22,390	2.1%
Selling, general and administrative expenses	254,616	23.6%	254,321	24.1%
Operating loss	(8,480)	(0.8%)	(7,703)	(0.7%)
Interest expense, net	1,125	0.1%	711	0.1%
Loss before income taxes	(9,605)	(0.9%)	(8,414)	(0.8%)
Income tax benefit	(3,933)	(0.4%)	(3,508)	(0.3%)
Net loss	$(5,672)	(0.5%)	$(4,906)	(0.5%)
Net loss per share, basic and diluted	$(0.15)		$(0.13)
Weighted average shares outstanding:
Basic	36,747		36,586
Diluted	36,747		36,586

FRED'S, INC.
Unaudited Balance Sheet
(In thousands)

	July 30, 2016	August 1, 2015

ASSETS:
Cash and cash equivalents	$6,181	$6,964
Inventories	346,354	323,591
Receivables	50,096	58,123
Other non-trade receivables	40,035	41,227
Prepaid expenses and other current assets	10,428	11,146
Total current assets	453,094	441,051
Property and equipment, net	138,649	140,310
Goodwill	41,490	44,472
Other intangible assets, net	95,633	95,580
Other non-current assets	1,515	8,741
Total assets	$730,381	$730,154

LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable	$145,390	$161,370
Current portion of indebtedness	58	636
Accrued expenses and other	58,839	53,781
Total current liabilities	204,287	215,787
Long-term portion of indebtedness	105,223	68,034
Deferred income taxes	5,381	13,386
Other non-current liabilities	19,694	23,323
Total liabilities	334,585	320,530
Shareholders' equity	395,796	409,624
Total liabilities and shareholders' equity	$730,381	$730,154

CONTACT:
Fred's, Inc.
Rick Hans, 901-362-3733, Ext. 2232
Executive Vice President and Chief Financial Officer